For Immediate Release	Contact:
Cassie France-Kelly Public Relations, Martek (443) 542-2116 media@martek.com

Kyle Stults Investor Relations, Martek (410) 740-0081 investors@martek.com

life’sDHA™ to be Featured in New Minute Maid®
Pomegranate Blueberry Flavored 100% Juice Blend

COLUMBIA, Md. – October 1, 2007 – Martek Biosciences, a DHA omega-3 market leader, announced today that its patented, vegetarian form of DHA omega-3, life’sDHA™, is featured in new Minute Maid® Pomegranate Blueberry Flavored 100% fruit juice blend. Made from a blend of five juices and enhanced with 50mg of life’sDHA™ per 8 fl. oz serving, Pomegranate Blueberry joins Minute Maid® Heart Wise®, Minute Maid ActiveTM and Minute Maid® Multivitamin in the Enhanced Juices lineup.

“This new juice blend demonstrates how life’sDHA™ continues to expand into nationwide, mainstream products,” said Steve Dubin, Martek’s CEO. “Enhanced with 50mg of life’sDHA™ per 8 fl. oz serving, Minute Maid Pomegranate Blueberry is a great way for consumers to get more DHA in their diets through life’sDHA™.”

DHA (docosahexaenoic acid) omega-3 is a long-chain omega-3 fatty acid that serves as a primary building block for the brain and the eyes and supports brain, eye and cardiovascular health throughout life. There is a large and growing body of scientific evidence demonstrating that people of all ages, from infants to aging adults, benefit from an adequate supply of DHA omega-3 in their diets. Scientific reviews have noted the importance of DHA omega-3 in proper brain and eye function, and there are studies currently underway to investigate its role in supporting healthy neurological function. Yet despite its importance, Americans have among the lowest dietary intakes of DHA omega-3 in the world.

Martek’s life’sDHA™ is unique in the market because it is derived from a sustainable and vegetarian source. Made from microalgae under tightly controlled manufacturing conditions, life’sDHA™ is free of oceanic contaminants that may be present in certain fish or fish oils. Microalgae are the only vegetarian source of DHA omega-3, the key omega-3 for brain and eye development and function during pre-natal development and infancy.

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation and development of DHA omega-3 products that promote health and wellness through every stage of life. The company produces life’sDHA™, a sustainable and vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, beverages, infant formula, and supplements. The company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, from a sustainable, vegetarian source, for use in infant formula. For more information on Martek Biosciences Corporation, visit http://www.martek.com.

Sections of this release contain forward-looking statements. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Form 10-K for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.